                                                                      EXHIBIT 12



                              DEAN HOLDING COMPANY

                        COMPUTATION OF RATIO OF EARNINGS
                  TO FIXED CHARGES FOR THE YEAR ENDED DECEMBER
                     31, 2002, THE PERIOD FROM MAY 28, 2001
   TO DECEMBER 31, 2001 AND FISCAL YEARS ENDED MAY 2001, 2000, 1999, AND 1998



                                           Successor                                   Predecessor
                                          -----------       ----------------------------------------------------------------
                                          Year Ended              Period                     Fiscal Year Ended May
                                          December 31        from May 28, 2001     -----------------------------------------
                                             2002           to December 31, 2001     2001       2000       1999       1998
                                          -----------       --------------------   --------   --------   --------   --------

Income from continuing operations
  before taxes .........................    241,548               36,501           110,550    135,810     94,945    117,341
                                           --------              --------         --------   --------   --------   --------
Fixed charges:
  Interest expense .....................     56,287                38,655           74,053     50,147     39,098     21,101
  Portion of rentals (33%) .............     13,645                 8,963           14,924     14,181     12,488     11,029
                                           --------              --------         --------   --------   --------   --------
  Total fixed charges ..................     69,932                47,618           88,977     64,328     51,586     32,130
                                           --------              --------         --------   --------   --------   --------
Earnings from continuing operations
  before taxes and fixed charges .......    311,480                84,119          199,527    200,138    146,531    149,471
                                           ========              ========         ========   ========   ========   ========

Ratio of earnings to fixed charges .....       4.45                  1.77             2.24       3.11       2.84       4.65
                                           ========              ========         ========   ========   ========   ========